TOUCHSTONE STRATEGIC TRUST

            AMENDMENT TO RESTATED AGREEMENT AND DECLARATION OF TRUST

      The undersigned hereby certifies that she is the duly elected Secretary of Touchtone Strategic Trust (the "Trust") and that pursuant to Section 7.3 of the Trust's Restated Agreement and Declaration of Trust, the Trustees, at a meeting held August 20, 2004, at which a quorum was present, adopted the following resolutions:

              RESOLUTIONS CHANGING THE NAME OF THE ENHANCED 30 FUND

            "RESOLVED, that pursuant to Section 7.3 of the Trust's Restated Agreement and Declaration of Trust and effective as of September 27, 2004, the name of the 'Enhanced 30 Fund' series of the Trust shall be changed to the 'Large Cap Core Equity Fund'; and

            FURTHER RESOLVED, that the Trust's Restated Agreement and Declaration of Trust or other Trust documents and records, as necessary or appropriate, be amended to reflect the name change of this series; and

            FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized and directed to take such further actions as necessary to effect the purpose of these resolutions.

      RESOLUTIONS ESTABLISHING NEW CLASS I SHARES FOR THE MICRO CAP GROWTH
                       FUND AND THE LARGE CAP GROWTH FUND

            "WHEREAS, the issuance of Class I shares by the Micro Cap Growth Fund and the Large Cap Growth Fund (the 'Funds') of the Trust is in the best interests of the Funds and their shareholders;

            THEREFORE, BE IT RESOLVED, that the Trust be, and it hereby is, authorized to issue and sell Class I shares of the Funds from time to time at their respective prices per share of not less than the respective net asset values thereof; and

            FURTHER RESOLVED, that such issuance and sale be made substantially in conformity with and subject to all of the provisions, terms and conditions set forth in the Prospectuses and Statements of Additional Information of the Funds as they may be amended and/or supplemented from time to time; and

            FURTHER RESOLVED, that when any of the Class I shares of the Funds shall have been so issued and sold, they shall be deemed to be validly issued, fully paid and nonassessable by the Trust; and
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            FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized and empowered to take any and all actions and to execute any and all documents and instruments, which they or any one of them in his sole discretion deem necessary, appropriate or desirable to implement the foregoing resolutions."

      The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Restated Agreement and Declaration of Trust and that she is causing this Certificate to be signed and filed as provided in Section 7.4 of the Restated Agreement and Declaration of Trust.

      WITNESS my hand this 30th day of September 2004.



                                        /s/ Tina H. Bloom
                                        ----------------------------------------
                                        Tina H. Bloom, Secretary


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